Exhibit 99.12
SIXTH AMENDED AND RESTATED TRANSACTION 1 SUPPLEMENTAL CONFIRMATION
Date:	May 21, 2018

To:	M Capital Group Investors II, LLC
2200 South 75th Avenue
Phoenix, AZ 85043

Attn:	Chad Killebrew

From:	Citibank, N.A.
Fax No.:	212-615-8985

Reference Number:	NECOM7958825
The purpose of this Sixth Amended and Restated Transaction 1 Supplemental Confirmation is to amend and restate the terms and conditions of the Transaction entered into between Citibank, N.A. (“Citibank”) and M Capital Group Investors II, LLC (“Counterparty”) on November 16, 2017 (such date, the “Fifth Amendment and Restatement Date” and such transaction, the “Fifth Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on November 18, 2016 (such date, the “Fourth Amendment and Restatement Date” and such transaction, the “Fourth Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on May 18, 2016 (such date, the “Third Amendment and Restatement Date” and such transaction, the “Third Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on October 30, 2015 (such date, the “Second Amendment and Restatement Date” and such transaction, the “Second Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on February 18, 2015 (the “First Amended and Restated Transaction”), which amended and restated the Transaction entered into between Citibank and Counterparty on October 29, 2013 (the “Original Transaction”).  This Sixth Amended and Restated Transaction 1 Supplemental Confirmation, dated May 21, 2018 (the “Sixth Amendment and Restatement Date”), amends and restates in its entirety the Fifth Amended and Restated Transaction 1 Supplemental Confirmation, dated November 16, 2017 (the “Fifth Amended and Restated Transaction 1 Supplemental Confirmation”), and is subject to the Master Confirmation specified below.  All references to the Fifth Amended and Restated Transaction 1 Supplemental Confirmation, the Fourth Amended and Restated Transaction 1 Supplemental Confirmation, dated November 18, 2016 (the “Fourth Amended and Restated Transaction 1 Supplemental Confirmation”), the Third Amended and Restated Transaction 1 Supplemental Confirmation, dated May 19, 2016 (the “Third Amended and Restated Transaction 1 Supplemental Confirmation”), the Second Amended and Restated Transaction 1 Supplemental Confirmation, dated October 30, 2015 (the “Second Amended and Restated Transaction 1 Supplemental Confirmation”), the Amended and Restated Transaction 1 Supplemental Confirmation, dated February 18, 2015 (the “First Amended and Restated Transaction 1 Supplemental Confirmation”) or the Transaction 1 Supplemental Confirmation, dated October 29, 2013 (the “Original Transaction 1 Supplemental Confirmation”) in the Master Confirmation or in any other documentation between the parties shall be to this Sixth Amended and Restated Transaction 1 Supplemental Confirmation.  Each party repeats to the other party the representations and warranties set forth in the Master Confirmation or in the Agreement (as defined in the Master Confirmation) (as if the Sixth Amendment and Restatement Date were the Trade Date, the date the parties entered into a Transaction and the date of the Master Confirmation). This Sixth Amended and Restated Transaction 1 Supplemental Confirmation is a binding contract between Citibank and Counterparty as of the relevant Trade Date for the Transaction referenced below.
1.          This Sixth Amended and Restated Transaction 1 Supplemental Confirmation supplements, forms part of, and is subject to the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of October 29, 2013 between Citibank and Counterparty (as amended and supplemented from time to time, the “Master Confirmation”).  All provisions contained in the Agreement (as modified and as defined in the Master Confirmation) shall govern this Sixth Amended and Restated Transaction 1 Supplemental Confirmation, except as expressly modified below, and capitalized terms used but not defined herein shall have the meanings specified in the Master Confirmation.

2.          The terms of the Transaction to which this Sixth Amended and Restated Transaction 1 Supplemental Confirmation relates are as follows:
Trade Date:	October 29, 2013
Sixth Amendment and Restatement Date:	May 21, 2018
Initial Exchange Date:	October 29, 2013
Counterparty Initial Payment Amount:
An amount in USD equal to (i) the aggregate Number of Shares for all Components multiplied by (ii) the Forward Floor Price for the Original Transaction multiplied by (iii) the Initial Amount Factor.  Counterparty shall pay the Counterparty Initial Payment Amount to Citibank on the Initial Exchange Date.

Citibank Initial Delivery Amount:
9,732,894 Shares.  Citibank shall deliver the Citibank Initial Delivery Amount to Counterparty on the Initial Exchange Date.  Section 9.4 of the Equity Definitions shall apply to such delivery date as if it were a Settlement Date.

Citibank Initial Payment Amount:
An amount in USD equal to (i) the aggregate Number of Shares for all Components multiplied by (ii) the Forward Floor Price for the Original Transaction multiplied by (iii) the Initial Amount Factor.  Citibank shall pay the Citibank Initial Payment Amount to Counterparty on the Initial Exchange Date.

Initial Amount Factor:	80.9890%
Initial Reference Price:	USD 22.54
Amendment and Restatement Reference Price:
An amount per Share equal to the arithmetic average of the Settlement Prices for each Initial Calculation Date, subject to “Averaging Date Disruption” below; provided that references to “Valuation Date” in Settlement Price shall be deemed to mean “Initial Calculation Date.”

Initial Calculation Dates:	Each of the 10 Scheduled Trading Days commencing on and including the Initial Calculation Period Start Date.
Initial Calculation Period:
The period commencing on and including the Initial Calculation Period Start Date and (without duplication) ending on and including the Initial Calculation Period End Date.  Promptly following the Initial Calculation Period End Date, the Calculation Agent shall notify Counterparty of (a) the Amendment and Restatement Reference Price, (b) the Forward Floor Price and (c) the Forward Cap Price.

Promptly following the Initial Calculation Period End Date, Citibank will deliver to Counterparty an Optional Early Termination Amount table, similar in form to that attached to the Fifth Amended and Restated Transaction 1 Supplemental Confirmation and prepared by Citibank using a consistent methodology.

Initial Calculation Period Start Date:	The Scheduled Trading Day immediately following the Sixth Amendment and Restatement Date.
Initial Calculation Period End Date:	The final Initial Calculation Date.
Averaging Date Disruption:
Modified Postponement; provided that references to “Averaging Date” and “Valuation Date” or “Scheduled Valuation Date” in Section 6.7(c)(iii) of the Equity Definitions shall be deemed to mean “Initial Calculation Date” and “Initial Calculation Period End Date”, respectively.  Notwithstanding anything to the contrary herein or in the Equity Definitions, if a Market Disruption Event occurs on any Initial Calculation Date, the Calculation Agent may determine that such Initial Calculation Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall designate the Valid Date determined pursuant to Section 6.7(c)(iii) of the Equity Definitions as the Initial Calculation Date for the remaining portion, (ii) the Settlement Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day and (iii) the Calculation Agent shall determine the Amendment and Restatement Reference Price, as applicable, by an appropriately weighted average rather than an arithmetic average.  Such determination shall be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.

Forward Floor Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Forward Cap Price:	Shall be determined using the Amendment and Restatement Reference Price and the table set forth in Schedule A.
Cap Ratio:	Not Applicable
Final Disruption Date:	March 29, 2019
Counterparty Second Amendment Payment Amount:	USD 18,500,000
Counterparty Second Amendment Payment Date:
The Second Amendment and Restatement Date; provided that, if Citibank determines, in its reasonable discretion, that it is impracticable for Counterparty to deliver the Counterparty Second Amendment Payment Amount by close of business on the Second Amendment and Restatement Date, then the Counterparty Second Amendment Payment Date shall be the Currency Business Day immediately following the Second Amendment and Restatement Date.

Letter Agreement Reference Price:	USD 15.0205
Counterparty Fourth Amendment Payment Amount:	USD 21,750,000. Counterparty agrees to pay Citibank the Counterparty Fourth Amendment Payment Amount on the Counterparty Fourth Amendment Payment Date.
Counterparty Fourth Amendment Payment Date:	The Currency Business Day immediately following the Amendment and Restatement Date.

For each Component of the Transaction, the Scheduled Valuation Date and Number of Shares (reflecting adjustments through the Sixth Amendment and Restatement Date) is set forth below:
Component Number	Scheduled Valuation Date	Number of Shares
1	February 15, 2019	493,200
2	February 19, 2019	493,200
3	February 20, 2019	493,200
4	February 21, 2019	493,200
5	February 22, 2019	493,200
6	February 25, 2019	493,200
7	February 26, 2019	493,200
8	February 27, 2019	493,200
9	February 28, 2019	493,200
10	March 1, 2019	493,200
11	March 4, 2019	493,200
12	March 5, 2019	493,200
13	March 6, 2019	493,200
14	March 7, 2019	493,200
15	March 8, 2019	493,200
16	March 11, 2019	493,200
17	March 12, 2019	493,200
18	March 13, 2019	493,200
19	March 14, 2019	493,200
20	March 15, 2019	493,200

3.          For purposes of all Transactions under the Master Confirmation, the definition of “Shares” and “Issuer” are hereby amended by replacing “Shares” in its entirety with the following:

Shares:	The Class A common stock, par value $0.01 per share, of Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company) (the “Issuer”).

4.          For purposes of all Transactions under the Master Confirmation, the definition of “Settlement Price” is hereby amended by replacing it in its entirety with the following:

Settlement Price:
The volume-weighted average price per Share on the relevant Valuation Date, as reasonably determined by the Calculation Agent by reference to the Bloomberg Page “KNX US <equity> AQR_SEC <Go>” (or any successor page thereto); provided that, if such price is not so reported for any reason or is, in the Calculation Agent’s reasonable discretion, erroneous, the Settlement Price shall be determined by the Calculation Agent in good faith and a commercially reasonable manner.

5.          For purposes of all Transactions under the Master Confirmation, the “Share Adjustments” provision is hereby amended by:

(a)          Replacing the “Dividend Adjustments” provision in its entirety with the following; and

Dividend Adjustments:
If at any time during the period from, but excluding, the Trade Date to, and including, a Valuation Date, an ex-dividend date for an Ordinary Cash Dividend to the extent it is an Excess Cash Dividend or for any dividend or distribution that is not an Ordinary Cash Dividend occurs with respect to the Shares (whether cash or non-cash and including any spin-off or other similar transaction) (a “Relevant Distribution”), then, except as provided in the next sentence, the Calculation Agent will adjust one or more of the Forward Floor Price, the Forward Cap Price, the Number of Shares or any other variable relevant to the valuation, settlement, payment or other terms of such Component to reflect the impact of such dividend or distribution on the theoretical value of such Component.  In the case of a Relevant Distribution that is an Excess Cash Dividend, Counterparty may elect, by written notice to Citibank no later than the fifth Scheduled Trading Day immediately preceding the ex-dividend date for such Relevant Distribution, that, in lieu of the adjustment provided in the preceding sentence, Counterparty shall pay Citibank, on the date such Relevant Distribution is paid by the Issuer, an amount equal to the amount of such Relevant Distribution multiplied by the aggregate Number of Shares underlying each Transaction on the relevant ex-dividend date.

(b)          Adding the following provisions immediately after the “Dividend Adjustments” provision;

Ordinary Cash Dividend:	Any cash dividend or distribution that the Calculation Agent determines is an ordinary, quarterly cash dividend.

Excess Cash Dividend:
Any Ordinary Cash Dividend to the extent such Ordinary Cash Dividend, together with any other Ordinary Cash Dividend with an ex-dividend date in the same calendar quarter, exceeds the applicable Contractual Dividend.

Contractual Dividend:
USD 0.06 for each calendar quarter prior to December 31, 2018 and USD 0 for each calendar quarter thereafter (subject to adjustment by the Calculation Agent in its sole discretion in accordance with Calculation Agent Adjustment to account for any Potential Adjustment Event or Extraordinary Event and subject to adjustment by the Calculation Agent in its sole discretion to account for any change to the timing and/or frequency of payment of the Issuer’s regular dividend).

6.          Hire Act Protocols.  For purposes of all Transactions under the Master Confirmation, the parties agree that the definitions and provisions contained in the 2015 Section 871(m) Protocol as published by the International Swaps and Derivatives Association, Inc. are incorporated into and apply to the Agreement solely for purposes of the Master Confirmation as if set forth in full herein.
7.          For purposes of all Transactions under the Master Confirmation, Section 9(b) is hereby amended by deleting the phrase “CT Corporation System, located at 111 Eighth Avenue, New York, NY 10011” and replacing it with “Capitol Services, Inc., located at 1219 Central Avenue, Suite 100, Albany NY 12205”.

8.          For purposes of all Transactions under the Master Confirmation, Section 10 of the Master Confirmation is hereby amended by replacing the addresses listed in the “Addresses for notices or communication to Citibank” with the following:
Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attn: James Heathcote
Telephone: 212-723-7452
Email: james.heathcote@citi.com

with a copy to:

Citibank, N.A.
390 Greenwich Street
New York, NY 10013
Attn: Adam Muchnick
Telephone: 212-723-3850
Email: adam.muchnick@citi.com

9.          For purposes of all Transactions under the Master Confirmation, the Pledge Agreement is hereby amended by:
(a)          Adding the following phrase at the end of “or any Affiliate of it” in Section 6(c)(i): “or any group (within the meaning of Section 13(d) of the Exchange Act and the regulations thereunder) of which it or any Affiliate is a part”;

(b)          References to “Class B Restrictions” and “Class B Shares” in the Pledge Agreement shall be deleted in each place they appear;

(c)          Replacing the definition of “Specified Dividend” with the following:

“Specified Dividend” means any Relevant Distribution (as defined in the Confirmation) (i) that is an Excess Cash Dividend (as defined in the Confirmation) and (ii) in respect of which the Pledgor has elected, in accordance with the terms of the Confirmation, to pay Citibank an amount equal to the amount of such Relevant Distribution in lieu of Citibank making the adjustments provided for in the Confirmation.

; and

(d)          Adding the following at the end of Section 3(k) in the Pledge Agreement:

If the Pledgor receives an Ordinary Cash Dividend and has not yet caused the Distribution to be delivered in accordance with Section 3(g), (A) Citibank shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, direct the Pledgor that it may keep the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend and (B) Pledgor shall immediately deliver the remainder of such Ordinary Cash Dividend in accordance with Section 3(g). If Citibank receives an Ordinary Cash Dividend in the Collateral Account, Citibank shall, unless an Event of Default has occurred and is continuing or an Early Termination Date has been designated, promptly deliver the portion of such Ordinary Cash Dividend that is not an Excess Cash Dividend to Pledgor and, upon such delivery, the Lien on such portion of such Ordinary Cash Dividend shall be released.

Counterparty hereby agrees (a) to check this Sixth Amended and Restated Transaction 1 Supplemental Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing correctly sets forth the terms of the agreement between us with respect to the particular Transaction to which this Sixth Amended and Restated Transaction 1 Supplemental Confirmation relates by manually signing this Sixth Amended and Restated Transaction 1 Supplemental Confirmation and providing any other information requested herein or in the Master Confirmation and immediately sending a facsimile transmission of an executed copy to us.

Yours sincerely,

CITIBANK, N.A.

By:	/s/ James Heathcote
Authorized Representative

Confirmed as of the date first above written:
M CAPITAL GROUP INVESTORS II, LLC
By: Jerry And Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager

SCHEDULE A

Amendment and Restatement Reference Price	Forward Floor Price	Forward Cap Price
USD 38.00	USD 38.55	USD 43.80
USD 39.00	USD 38.55	USD 44.55
USD 40.00	USD 38.25	USD 44.55
USD 41.00	USD 37.75	USD 44.55
USD 42.00	USD 37.50	USD 44.55

If the exact Amendment and Restatement Reference Price is not set forth in the table and is between two Amendment and Restatement Reference Prices on the table, the Forward Floor Price and Forward Cap Price shall each be determined by a straight-line interpolation, with reference to the next higher and next lower Amended and Restated Reference Prices (and if the exact Amendment and Restatement Reference Price exceeds the highest or is below the lowest Amendment and Restatement Reference Price in the table, the Forward Floor Price and Forward Cap Price shall each be extrapolated from the table by the Calculation Agent in a commercially reasonable manner).  The Forward Floor Price and Forward Cap Price shall each be rounded to the nearest 0.0001.

Back to Schedule 13D/A